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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated July 31, 1995 with respect to the consolidated financial statements of Uniphase Corporation and to the use of our report dated May 28, 1996 with respect to the combined financial statements of GCA Fibreoptics Ltd. and Fiberoptic Alignment Solutions, Inc., in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-04855) and related Prospectus of Uniphase Corporation for the registration of 2,300,000 shares of its common stock.

                                          Ernst & Young LLP

San Jose, California

June 7, 1996